UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 14, 2021

AB COMMERCIAL REAL ESTATE PRIVATE DEBT FUND, LLC

(Exact name of registrant as specified in its charter)

Delaware	000-56320	81-1137341
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas

New York, NY 10105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 969-1000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
—	—	—

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 14, 2021, AB Commercial Real Estate Private Debt Fund, LLC (the “Company”) entered into a credit agreement (the “Agreement”) to establish a revolving credit facility (the “Credit Facility”) with State Street Bank and Trust Company (“State Street”) as administrative bank (the “Administrative Bank”) and as a lender, and any other lender that becomes a party to the Agreement in accordance with the terms of the Agreement, as lenders (each, a “Lender” and collectively, the “Lenders”). Any capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Agreement.

The initial maximum principal amount (the “Maximum Commitment”) of the Credit Facility is $65 million. The Maximum Commitment amount may be increased from time to time upon request of the Company to an amount not exceeding $100 million. Such increase may be done in one or more requested increases, each in a minimum amount of $10 million and in $2.5 million increments thereof, or such lesser amount to be determined by the Administrative Bank, subject to certain terms and conditions. So long as no request for borrowing is outstanding, the Company may terminate the Lenders’ commitments (the “Commitments”) or reduce the Maximum Commitment by giving prior irrevocable written notice to the Administrative Bank. Any reduction of the Maximum Commitment shall be in an amount equal to $10 million or multiples thereof; and in no event shall a reduction by the Company reduce the Commitments to $25 million or less (in each case, except for a termination of all the Commitments).

Borrowings under the Credit Facility bear interest, at the Company’s election at the time of drawdown, at a rate per annum equal to (i) with respect to SOFR Rate Loans, Adjusted SOFR for the applicable Interest Period; and (ii) with respect to Reference Rate Loans, the Reference Rate in effect from day to day.

The Credit Facility will mature on December 13, 2022 (as it may be extended from time to time, the “Stated Maturity Date”), subject to the Company’s option to extend the maturity date for up to one additional term not longer than 364 days, subject to the following conditions: (i) as of the effective date of such extension and immediately after giving effect thereto, the representations and warranties set forth in the Agreement are true and correct in all material respects; (ii) the Borrowers have paid an extension fee to the Administrative Bank for the benefit of the extending Lenders; (iii) no Potential Default or Event of Default has occurred and is continuing on the date on which notice is given in accordance with the following clause (v) or on the Stated Maturity Date; (iv) the Borrowers have delivered an Extension Request to the Administrative Bank not less than thirty (30) days prior to the Stated Maturity Date then in effect; (v) as of the effective date of such extension, the Stated Maturity Date does not exceed the date which is forty-five (45) days prior to the last date on which the Initial Borrower can issue Capital Calls for repayment of the Obligations pursuant to the Partnership Agreement; and (vi) the Borrowers have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, if so requested by the Administrative Bank prior to the effectiveness of any extension to the Maturity Date.

Subject to certain terms and conditions, the Credit Facility is secured by perfected first priority security interests in and Liens on all of the Collateral (i) of the Initial Borrower in favor of the Administrative Bank for the benefit of the Secured Parties, subject to no other Liens (other than Permitted Liens), (ii) of any Blocker and its Blocker Managing Member, subject to no other Liens (other than Permitted Liens), and (iii) of any Feeder Fund and its Feeder Fund General Partner, subject to no other Liens (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles.

The Agreement contains customary covenants and events of default (with customary cure and notice provisions).

The information set forth above with respect to the Credit Facility does not purport to be complete in scope and is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated into this Current Report on Form 8-K by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 14, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2021	AB COMMERCIAL REAL ESTATE PRIVATE DEBT FUND, LLC

	By:	/s/ Neal D. Kalechofsky
Neal D. Kalechofsky
Vice President